FOR IMMEDIATE RELEASE
---------------------

                COMMSCOPE REPORTS FIRST QUARTER 2002 RESULTS
---------------------------------------------------------------------------

HICKORY, NC -- (APRIL 29, 2002) CommScope, Inc. (NYSE: CTV), a world leader in the manufacture of broadband and high-performance communication cables, today reported first quarter results for the period ended March 31, 2002, that are in line with previous Company guidance.

CommScope incurred a net loss of $1.6 million or $0.03 per diluted share in the first quarter of 2002, which includes $8.0 million of after tax equity in losses of OFS BrightWave, LLC. ($0.13 per diluted share). These results compare to net income of $16.6 million and earnings of $0.32 per diluted share in the first quarter of 2001. CommScope acquired an 18.4% ownership interest in OFS BrightWave, an optical fiber and fiber cable venture between CommScope and Furukawa Electric Co., Ltd. (Tokyo: 5801), during the fourth quarter of 2001 and CommScope is reporting results using the equity method of accounting for this investment.

CommScope's income before equity in losses of OFS BrightWave for the first quarter of 2002 was $6.3 million ($0.10 per diluted share), which is in line with the Company's prior guidance.

CommScope's sales for the first quarter rose 11% sequentially to $159.8 million due primarily to stronger than expected domestic broadband sales. This compares to total sales of $217.4 million in the first quarter of 2001. Domestic sales were $134.8 million in the quarter, down 13% compared to $155.7 million in the prior year, but up 22% sequentially. International sales of $25.0 million continue to reflect the challenging global environment and were down 59% year-over-year and down 25% sequentially.

Orders booked in the first quarter rose 32% sequentially to $174.8 million. Orders in the first quarter of 2001 were $186.4 million. Domestic orders rose 26% sequentially to $140.7 million, while international orders rose 61% sequentially to $34.1 million.

Effective January 1, 2002, the Company adopted the goodwill nonamortization provision of the Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." Adopting this provision had the effect of eliminating goodwill amortization. Had this provision been in effect in the first quarter of 2001, earnings would have been $0.34 per diluted share.

"CommScope's sequential growth during the first quarter in orders and sales supports our belief that we have passed the low point in sales for the current downturn," said Frank M. Drendel, CommScope Chairman and Chief Executive Officer. "While we cannot precisely estimate the pace of recovery due to the turbulent economic environment, we are cautiously optimistic. We expect modest sequential improvement in CommScope's sales and operating performance for the second quarter, excluding expected losses from OFS BrightWave.

"The market for fiber optic cable products continues to be affected by weak demand and significant pricing pressure. We believe that OFS BrightWave is taking appropriate steps to reduce its cost structure to adjust to the challenging market environment. Despite the losses expected from OFS BrightWave during 2002, we remain confident about the long-term strategic benefit of our relationship with OFS."

OTHER FIRST QUARTER 2002 HIGHLIGHTS
-----------------------------------
o Broadband/Video sales worldwide decreased 22% year over year to $133.1 million for the first quarter, but rose 12% from the fourth quarter of 2001. International sales were $25.0 million for the quarter, down 59% year over year and down 25% sequentially. Despite pricing pressure, sales of fiber optic cable for broadband applications increased modestly from the fourth quarter of 2001.

o Local Area Network (LAN) sales increased 33% sequentially to $20.0 million for the first quarter. This compares to $24.1 million for the first quarter of 2001.

o Wireless and Other Telecom sales were $6.7 million in the first quarter, down 71% year-over-year and down 26% sequentially.

o Total Company gross margin for the first quarter was approximately 22.2% compared to 24.3% in the year-ago period and 24.1% in the fourth quarter of 2001. Gross margin for the quarter was affected by a number of items including changes in sales volumes, ongoing pricing pressure for certain products, and higher overhead costs related to employee benefits and a new international facility.

o Sales, general and administrative ("SG&A") expenses were $21.2 million for the first quarter or approximately 13.3% of sales. This compares to SG&A expense of $22.0 million for the first quarter of 2001. SG&A increased as a percentage of sales compared to the first quarter of 2001 due primarily to the lower sales volumes.

o Net cash provided by operating activities for the first quarter was $16 million. CommScope's capital expenditures for the quarter were $4 million.

"We believe CommScope remains in strong financial condition," said Jearld
L. Leonhardt, CommScope Executive Vice President and Chief Financial Officer. "We maintained a solid balance sheet, continued to generate free cash flow (total cash from operations less capital expenditures) and ended the quarter with $87 million of cash on our balance sheet, which includes the repayment to CommScope of $13 million under a $30 million revolving credit arrangement with OFS BrightWave. We expect OFS BrightWave to re-draw these funds in the coming months."

CONFERENCE CALL INFORMATION
---------------------------
CommScopewill host a conference call to review first quarter 2002 results at 5:00 p.m. Eastern Time today. You are invited to listen to the conference call or live webcast with Frank Drendel, Chairman and CEO, Brian Garrett, President and COO, and Jearld Leonhardt, Executive Vice President and CFO.


To participate in the conference call, domestic and international callers should dial 212-896-6111. Please plan to dial in 10-15 minutes before the start of the call to facilitate a timely connection. The live, listen-only audio of the conference call will also be available via the Internet at: http://www.videonewswire.com/event.asp?id=4313.

If you are unable to participate on the call and would like to hear a replay, you may dial 800-633-8284. International callers should dial 858-812-6440 for the replay. The replay ID is 20523104. The replay will be available through Wednesday, May 1st. A webcast replay will also be archived for a limited period of time following the conference call via the Internet on CommScope's web site (http://www.commscope.com).

CommScope is the world's largest manufacturer of broadband coaxial cable for Hybrid Fiber Coaxial (HFC) applications and a leading supplier of high-performance fiber optic and twisted pair cables for LAN, wireless and other communications applications.

(Minimum requirements to listen to the broadcast and replay on the
Internet: The RealPlayer software, downloadable free from www.real.com/products/player/index.html, and at least a 14.4kpbs connection to the Internet. If you experience problems listening to the webcast, send an email to webmaster@vdat.com.)

This press release contains forward-looking statements regarding sales, outlook and expectations for CommScope and OFS BrightWave that are based on information currently available to management, management's beliefs and a number of assumptions concerning future events. Forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, which could cause the actual results to differ materially from those currently expected. The potential risks and uncertainties that could cause actual results to differ materially include, but are not limited to, financial performance of OFS BrightWave, product demand and industry excess capacity, competitive products and pricing, changes or fluctuations in global economic conditions, telecommunications industry capital spending, expected demand from AT&T, Adelphia and major domestic MSOs, changes in cost and availability of key raw materials, successful operation of bimetals manufacturing and other vertical integration activities, pricing and acceptance of products, successful expansion and related operation of our facilities, developments in technology, industry competition, ability to obtain financing and capital on commercially reasonable terms, ability of our customers to secure adequate financing or to pay, regulatory changes affecting our industries, acquisition activities, possible disruption due to terrorist activity or armed conflict and other factors. For a more detailed description of factors that could cause such a difference, please see CommScope's filings with the Securities and Exchange Commission. In providing forward-looking statements, the Company does not intend, and is not undertaking any duty or obligation, to update these statements as a result of new information, future events or otherwise.

CONTACTS:
PHIL ARMSTRONG             BETSY LAMBERT, APR
INVESTOR RELATIONS         MEDIA RELATIONS
(828) 323-4848             (828) 323-4873

                                   ######

                              COMMSCOPE, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF INCOME
       (UNAUDITED--IN THOUSANDS, EXCEPT NET INCOME PER SHARE AMOUNTS)


                                                                           Three Months Ended
                                                                               March 31,
                                                                     ----------------------------
                                                                        2002              2001
                                                                     ----------        ----------
Net sales                                                            $ 159,751         $ 217,360
                                                                     ----------        ----------
Operating costs and expenses:
    Cost of sales                                                      124,326           164,566
    Selling, general and administrative                                 21,233            21,966
    Research and development                                             1,995             1,480
    Amortization of goodwill                                                 -             1,342
                                                                     ----------        ----------
        Total operating costs and expenses                             147,554           189,354
                                                                     ----------        ----------

Operating income                                                        12,197            28,006
Other income (expense), net                                               (387)              175
Interest expense                                                        (2,182)           (2,022)
Interest income                                                            440               158
                                                                     ----------        ----------
Income before income taxes and equity in losses
    of OFS BrightWave, LLC                                              10,068            26,317
Provision for income taxes                                              (3,725)           (9,738)
                                                                     ----------        ----------
Income before equity in losses of OFS BrightWave, LLC                    6,343            16,579
Equity in losses of OFS BrightWave, LLC                                 (7,991)                -
                                                                     ----------        ----------
Net income (loss)                                                     $ (1,648)         $ 16,579
                                                                     ==========        ==========
Net income (loss) per share:
    Basic                                                              $ (0.03)           $ 0.32
    Assuming dilution (a)                                              $ (0.03)           $ 0.32

Weighted average shares outstanding:
    Basic                                                               61,714            51,315
    Assuming dilution (a)                                               61,714            52,028


(a) Calculation of net income (loss) per share, assuming dilution:
        Net income (loss) (basic)                                     $ (1,648)         $ 16,579
        Convertible debt add-back (b)                                        -                 -
                                                                     ----------        ----------
             Numerator (assuming dilution)                            $ (1,648)         $ 16,579
                                                                     ==========        ==========
        Weighted average shares (basic)                                 61,714            51,315
        Dilutive effect of:
          Stock options (c)                                                  -               713
          Convertible debt (b)                                               -                 -
                                                                     ----------        ----------
             Denominator (assuming dilution)                            61,714            52,028
                                                                     ==========        ==========

(b) On December 15, 1999, the Company issued $172.5 million in convertible notes, which are convertible into shares of common stock at a conversion rate of 20.7512 shares per $1,000 principal amount.  The effect of the assumed conversion of these notes was excluded from the calculation of net income (loss) per share, assuming dilution, for the three months ended March 31, 2002 and 2001 because it would have been antidilutive in both periods.

(c) For the three months ended March 31, 2002, stock options were antidilutive as a result of the net loss during the period, and were therefore excluded from the calculation of net income (loss) per share, assuming dilution.

                              COMMSCOPE, INC.
                   CONDENSED CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                          (Unaudited)
                                                                           March 31,           December 31,
                                                                              2002                 2001
                                                                       -----------------   ------------------
                                             ASSETS

Cash and cash equivalents                                                      $ 86,940             $ 61,929
Accounts receivable, less allowance for doubtful accounts of
    $14,259 and $12,599, respectively                                           116,068              105,402
Inventories                                                                      54,099               47,670
Prepaid expenses and other current assets                                        10,798               12,724
Deferred income taxes                                                            18,214               18,143
                                                                       -----------------   ------------------
        Total current assets                                                    286,119              245,868

Property, plant and equipment, net                                              268,381              277,169
Goodwill, net of accumulated amortization of $59,493                            151,304              151,307
Other intangibles, net of accumulated amortization of
    $38,048 and $37,421, respectively                                            10,717               11,344
Investment in and advances to OFS BrightWave, LLC                               171,318              196,860
Other assets                                                                     10,082                6,457
                                                                       -----------------   ------------------

        Total Assets                                                          $ 897,921            $ 889,005
                                                                       =================   ==================

                               LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable                                                               $ 23,040             $ 16,339
Other accrued liabilities                                                        33,039               27,753
Current portion of long-term debt                                                 2,615                2,651
                                                                       -----------------   ------------------
        Total current liabilities                                                58,694               46,743

Long-term debt, less current portion                                            191,144              191,918
Deferred income taxes                                                            20,672               22,899
Other noncurrent liabilities                                                     22,073               20,931
                                                                       -----------------   ------------------
        Total Liabilities                                                       292,583              282,491

Commitments and contingencies

Stockholders' Equity:
    Preferred stock, $.01 par value; Authorized shares:  20,000,000;
      Issued and outstanding shares:  None at March 31, 2002 and
      December 31, 2001                                                              --                   --
    Common stock, $.01 par value; Authorized shares:  300,000,000;
      Issued and outstanding shares:  61,717,159 at March 31, 2002;
      61,688,256 at December 31, 2001                                               617                  617
    Additional paid-in capital                                                  382,328              381,823
    Retained earnings                                                           227,019              228,667
    Accumulated other comprehensive loss                                         (4,626)              (4,593)
                                                                       -----------------   ------------------
        Total Stockholders' Equity                                              605,338              606,514
                                                                       -----------------   ------------------

        Total Liabilities and Stockholders' Equity                            $ 897,921            $ 889,005
                                                                       =================   ==================
